Exhibit 10.1

March 4, 2019

Mr. Robert Iger

Chief Executive Officer and Chairman

The Walt Disney Company

500 S. Buena Vista Avenue

Burbank, CA

Amendment to Amended and Restated Employment Agreement

Dated as of October 6, 2011, as amended

This letter amends your Amended and Restated Employment Agreement, dated October 6, 2011, as amended by letters dated July 1, 2013, October 2, 2014, March 22, 2017, December 13, 2017 and November 30, 2018 (as amended, the “Agreement”), in the manner specified below to reverse or substantially reduce certain increases in your annual compensation that were scheduled to take effect on the date on which occurs the closing (the “Transaction Closing Date”) of the transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger, dated December 13, 2017, among Twenty-First Century Fox, Inc., the Company, TWC Merger Enterprises 2 Corp., and TWC Merger Enterprises 1, LLC (the “Transaction Agreement”).

1.                                      Following the Transaction Closing Date, your Base Salary under Section 3(a) of the Agreement will continue to be $3,000,000 per annum, the annual base salary currently in effect.

2.                                      Following the Transaction Closing Date, your target annual incentive bonus opportunity under Section 3(b) of the Agreement will continue to be $12,000,000, the target annual incentive bonus opportunity currently in effect, a reduction of $8,000,000 from the target annual incentive bonus opportunity that would have applied following the Transaction Closing Date under the amendment to the Agreement entered into December 13, 2017.

3.                                      Effective for each fiscal year commencing immediately following the Transaction Closing Date, the target award grant value under Section 3(c) of the Agreement shall be $20,000,000, a reduction of $5,000,000 from the target annual long-term incentive award opportunity that would have applied following the Transaction Closing Date under the amendment to the Agreement entered into December 13, 2017.  The target award grant value under Section 3(c) of the Agreement for the fiscal year in which the Transaction Closing Date occurs shall be adjusted such that the target for such fiscal year shall be the sum of (i) the currently effective target award grant value, prorated for the portion of such fiscal year through and including the Transaction Closing Date, and (ii) $20,000,000, pro-rated for the portion of such fiscal following the Transaction Closing Date.  To the extent necessary to effect the adjustment described in the immediately preceding sentence, the Company shall make additional equity grants as shall be appropriate as promptly as practicable following the Transaction Closing Date, and such additional equity shall have the same performance conditions and vesting dates as applied to the awards granted earlier in such fiscal year in which the Transaction Closing Date occurs.  The terms and conditions with respect to the awards granted under this paragraph 3 following the Transaction Closing Date shall be the same in all material respects to the terms and conditions as are applicable to the awards granted to you for the 2017 fiscal year.  For the avoidance of doubt, the provisions contained in Section 3(c) of the Agreement shall apply with respect to the awards under this paragraph 3 mutatis mutandis.

4.                                      Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern.  Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.

If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

/s/ Alan N. Braverman
By: Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

AGREED AND ACEPTED:

/s/ Robert A. Iger
Robert A. Iger

Dated: March 4, 2019